Exhibit 4.2

EXECUTION VERSION

FOURTH SUPPLEMENTAL INDENTURE

Dated as of October 12, 2011

by and among

JOY GLOBAL INC.,

as Issuer,

JOY TECHNOLOGIES INC.

P&H MINING EQUIPMENT INC.,

N.E.S. INVESTMENT CO.,

CONTINENTAL CRUSHING & CONVEYING INC., and

LETOURNEAU TECHNOLOGIES, INC.

as Guarantors

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

5.125% Senior Notes due 2021

i

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made as of October 12, 2011, by and among JOY GLOBAL INC., a Delaware corporation (along with any successor thereto, the “Company”), JOY TECHNOLOGIES INC., a Delaware corporation, P&H MINING EQUIPMENT INC., a Delaware corporation, N.E.S. INVESTMENT CO., a Delaware corporation, CONTINENTAL CRUSHING & CONVEYING INC., a Delaware corporation, and LETOURNEAU TECHNOLOGIES, INC., a Texas corporation, as guarantors, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (along with any successor thereto, the “Trustee”).

WHEREAS, the Company and the Trustee entered into that certain Indenture dated as of November 10, 2006 (the “Base Indenture”) which provides for the issuance by the Company from time to time of Securities, in one or more Series as provided therein;

WHEREAS, the Company has determined to issue a Series of Securities, and the Guarantors have determined to issue Guarantees of such Securities, as provided herein;

WHEREAS, Section 8.1 of the Base Indenture provides for the Company, the Guarantors and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any Series as provided by Sections 2.1 and 2.3 of the Base Indenture, to provide for any guarantees of the Securities of such Series and to amend, modify or supplement the Base Indenture as it applies to such Series; and

WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a) Capitalized terms used but not defined herein shall have the respective meanings given them in the Base Indenture;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and

(c) The following terms shall have the indicated definitions and if the definition of any of the following terms differs from its respective definition set forth in the Base Indenture, the definition set forth herein shall control:

“41.1% Acquisition” means the acquisition by the Company of approximately 41.1% of the outstanding common stock of International Mining Machinery Holdings Limited pursuant to the IMM Purchase Agreement.

“Acquisition Deadline Date” means (a) if the Company receives regulatory approval of the 41.1% Acquisition from the Anti-monopoly Bureau of the Ministry of Commerce of The People’s Republic of China (“MOFCOM”) prior to July 1, 2012, July 1, 2012 or (b) if the Company has not received regulatory approval for the 41.1% Acquisition from MOFCOM prior to July 1, 2012, October 1, 2012.

“Attributable Debt” means, on the date of any determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in a Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the interest rate set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes on such date of determination, in either case compounded semi-annually. “Net rental payments” means the total amount of rent payable by the lessee after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.

“Base Indenture” has the meaning specified in the recitals hereto.

“Below Investment Grade Rating Event” means that the Notes cease to be rated with an Investment Grade Rating by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period shall be extended following consummation of a Change of Control for so long as any of the Ratings Agencies has publicly announced that it is considering a possible ratings downgrade); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Company in writing at its request (with a copy to the Trustee) that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which the Trustee or banking institutions in New York, New York are authorized or obligated by law or executive order to close.

“Certificated Notes” has the meaning specified in Section 2.05(e).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease or exchange (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) other than the Company or one of its Subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) the first day on which the majority of the members of the board of directors of the Company cease to be Continuing Directors; or

(5) the adoption of a plan relating to the liquidation or dissolution of the Company (other than in a transaction that complies with Section 2.13).

“Change of Control Offer” has the meaning specified in Section 2.10(a).

“Change of Control Payment” has the meaning specified in Section 2.10(a).

“Change of Control Payment Date” has the meaning specified in Section 2.10(a).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event; provided that no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Company” has the meaning specified in the recitals hereto.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date,

(1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

(2) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Subsidiary” means a Subsidiary of the Company whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles.

“Consolidated Total Assets” means the total assets of the Company and its Consolidated Subsidiaries, as shown on the consolidated balance sheet in the Company’s latest quarterly or annual report filed with the Securities and Exchange Commission, prepared in accordance with U.S. generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1) was a member of such board of directors on the date of the issuance of the Notes; or

(2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Covenant Defeasance” has the meaning specified in Section 2.18(b).

“Credit Agreement” means the Credit Agreement dated as of October 27, 2010 entered into by and among Joy Global Inc., certain of its domestic subsidiaries, Bank of America, N.A., JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, RBS Citizens, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Mizuho Corporate Bank, and the other lenders and parties named therein, as amended and modified from time to time.

“Debt” means, at any time, (1) all obligations of the Company and all obligations of any Consolidated Subsidiary, to the extent such obligations would appear as a liability upon the consolidated balance sheet of the Company and the Consolidated Subsidiaries, in accordance with generally accepted accounting principles, (a) for borrowed money, (b) evidenced by bonds, debentures, notes or other similar instruments, and (c) in respect of any letters of credit supporting any Debt of others, and (2) all guarantees by the Company or any Consolidated Subsidiary of Debt of others.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in the form of one or more Global Notes, a clearing agency registered under the Securities Exchange Act of 1934 that is designated to act as Depositary for such Notes as contemplated by Section 2.05.

“DTC” has the meaning specified Section 2.04(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Funded Debt” means (1) all Debt for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (excluding any amount thereof included in current liabilities) and (2) all rental obligations payable more than 12 months from such date under leases that are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Global Note” has the meaning specified in Section 2.04(d).

“Guarantee” has the meaning specified in Section 2.08(a).

“Guarantor” means the guarantors that shall initially guarantee the Notes on the Issue Date, which shall be each of Joy Technologies Inc., P&H Mining Equipment Inc., N.E.S. Investment Co., Continental Crushing & Conveying Inc. and LeTourneau Technologies, Inc., and, as the context may require, each other Subsidiary that in the future guarantees the Notes pursuant to Section 2.08(h) and any successor to any Guarantor.

“IMM Purchase Agreement” means the Share Purchase Agreement, dated July 11, 2011, among TJCC Holdings Limited, Newco Hong Kong 123 Limited and the Company, as amended and restated by that certain amendment dated July 14, 2011.

“incur” means to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an acquisition (by way of merger, consolidation or otherwise)), or otherwise become responsible for, contingently or otherwise.

“Indenture” means the Base Indenture, as amended, modified and supplemented by this Supplemental Indenture.

“Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or the equivalent investment grade credit rating from any replacement Rating Agency selected by the Company.

“Issue Date” means the date of the initial issuance of the Notes, which shall be the date hereof.

“Legal Defeasance” has the meaning specified in Section 2.18(a).

“Lien” means any mortgage, pledge, hypothecation, encumbrance, security interest, statutory or other lien, or preference, priority or other security or similar agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement having substantially the same economic effect as any of these.

“Moody’s” means Moody’s Investors Services.

“Net Proceeds” means, with respect to a Sale and Leaseback Transaction, the aggregate amount of cash or cash equivalents received by the Company or a Consolidated Subsidiary, less the sum of all payments, fees, commissions and expenses incurred in connection with such transaction, and less the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any Consolidated Subsidiary in connection with such transaction in the taxable year that such transaction is consummated or in the two immediately succeeding taxable years, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes.

“Nonrecourse Obligation” means indebtedness or lease payment obligations substantially related to (i) the acquisition of assets not previously owned by the Company or any Consolidated Subsidiary or (ii) the financing of a project involving the development or expansion of the Company’s or any Consolidated Subsidiary’s properties, in either case, as to which the obligee with respect to such indebtedness or obligation has no recourse to the Company or any Consolidated Subsidiary or any Subsidiaries’ assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Notes” has the meaning specified in Section 2.01.

“Participants” means members of, or participants in, the Depositary.

“Primary Treasury Dealer” has the meaning specified in the definition of “Reference Treasury Dealer.”

“Principal Property” means any manufacturing plant, warehouse or other similar facility or any parcel of real estate or group of contiguous parcels of real estate owned or leased by the Company or any Consolidated Subsidiary and the gross book value, without deduction of any depreciation reserves, of which on the date as of which the determination is being made exceeds 1% of Consolidated Total Assets.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and

one other nationally recognized investment banking firm that is a Primary Treasury Dealer to be selected by the Company, and their respective successors (a “Primary Treasury Dealer”), unless any of them ceases to be a primary U.S. Government securities dealer in the United States, in which case the Company will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

“Register of Notes” has the meaning specified in Section 2.05.

“Registrar” has the meaning specified in Section 2.05.

“S&P” means Standard & Poor’s Ratings Services.

“Sale and Leaseback Transaction” means any arrangement whereby the Company or any of its Subsidiaries has sold or transferred, or will sell or transfer, property and has or will take back a lease pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of such property.

“Significant Subsidiary” means any of the Company’s Subsidiaries that would be a “Significant Subsidiary” within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission.

“Special Acquisition Redemption Date” means the earlier to occur of (1) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) after the Acquisition Deadline Date, if the 41.1% Acquisition has not been completed on or prior to the Acquisition Deadline Date, or (2) the 30th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the IMM Purchase Agreement for any reason.

“Special Acquisition Redemption Trigger” has the meaning specified in Section 2.09(b).

“Subsidiary” means a corporation, a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company and/or by one or more of its other Subsidiaries, a partnership in which the Company or a Subsidiary of the Company is, at the time, a general partner, and any other entity in which the Company and/or one of its Subsidiaries, directly or indirectly, has a majority ownership interest.

“Supplemental Indenture” has the meaning specified in the recitals hereto.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Trigger Period” has the meaning specified in the definition of “Below Investment Grade Rating Event.”

“Trustee” has the meaning specified in the recitals hereto.

“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE 2

ESTABLISHMENT OF SECURITIES

The following provisions of this Article 2 are made pursuant to Section 2.1 of the Base Indenture in order to establish and set forth the terms of a Series of Securities. In the event that any of the following terms conflict with those set forth in the Base Indenture, the terms set forth herein shall control.

Section 2.01. Title of Securities. There is hereby established a Series of Securities designated the “5.125% Senior Notes due 2021” (the “Notes”).

Section 2.02. Aggregate Principal Amount of Notes; Additional Notes.

(a) There are initially to be authenticated and delivered $500,000,000 principal amount of the Notes.

(b) At any time and from time to time after the Issue Date there may be authenticated and delivered an unlimited principal amount of additional Notes without the consent of any Holder of the Notes. Any such additional Notes will have the same ranking, interest rate, maturity date, redemption rights and other terms as any outstanding Notes, other than with respect to the date of issuance, the issue price and, in some cases, the first interest payment date. All Notes issued hereunder, including any additional Notes, will constitute a single Series of Securities under the Indenture; provided, however, that any such additional Notes that are not fungible with the Notes issued on the Issue Date for United States federal income tax purposes shall be issued with CUSIP and ISIN numbers different from the CUSIP and ISIN numbers assigned to the Notes issued on the Issue Date.

(c) Nothing contained in this Section 2.02 or elsewhere in the Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of Notes under the circumstances contemplated by Sections 2.8, 2.9, 2.11 and 8.5 of the Base Indenture.

Section 2.03. Authentication and Delivery of the Notes.

(a) At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver such Notes to or upon the written order of the Company, signed by both (i) the chairman of its Board of Directors, or any vice chairman of its Board of Directors, or its president or any vice president and (ii) its treasurer, any assistant treasurer, its secretary or any assistant secretary, without further action by the Company. In authenticating such Notes and accepting the additional responsibilities under the Indenture in relation to such Notes, the Trustee shall be entitled to receive and (subject to Section 6.1 of the Base Indenture) shall be fully protected in relying upon:

(i) an Officers’ Certificate prepared in accordance with Section 11.7 of the Base Indenture; and

(ii) an Opinion of Counsel prepared in accordance with Section 11.7 of the Base Indenture, which shall state that the Base Indenture, this Supplemental Indenture, the Notes and the Guarantees have been duly authorized and, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(b) The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section if the Trustee, being advised by counsel, determined that such action may not lawfully be taken by the Company or if the issue of such Notes pursuant to the Indenture will affect the Trustee’s own rights, duties or immunities under the Indenture in a manner not reasonably acceptable to the Trustee.

(c) Notwithstanding the foregoing, if any Notes have been authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Notes to the Trustee for cancellation as provided in Section 2.10 of the Base Indenture, together with a written statement (which need not comply with Section 11.7 of the Base Indenture and need not be accompanied by an Opinion of Counsel) stating that such Notes have never been issued and sold by the Company, for all purposes of the Indenture such Notes shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of the Indenture.

(d) Notwithstanding anything in the Indenture to the contrary, authentication and execution of any Notes by counterpart shall satisfy the requirements of the Indenture with respect to the authentication and execution of such Notes.

Section 2.04. Payment of Principal and Interest on the Notes; Form of the Notes; Global Notes.

(a) The Notes will mature on October 15, 2021 and will bear interest at the rate of 5.125% per annum. Interest on the Notes will be payable semi-annually, in cash, in arrears on April 15 and October 15 of each year, commencing on April 15, 2012, to the Holders thereof at the close of business on the immediately preceding April 1 and October 1 of each year. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of the Notes. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(b) The Notes shall be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(c) The Notes shall be issued in registered form without coupons, substantially in the form of Exhibit A attached hereto. The form of the Trustee’s certificate of authentication for the Notes shall be in substantially the form set forth in the form of Note attached hereto as Exhibit A. Each Note shall be dated the date of authentication thereof.

(d) The entire initially issued principal amount of the Notes shall initially be evidenced by one or more Global Securities (collectively, the “Global Notes”) registered in the name of Cede & Co., as nominee for The Depository Trust Company (“DTC”), or another nominee of DTC. The Company initially appoints DTC to act as Depositary with respect to the Global Notes and the

Trustee to act as custodian with respect to the Global Notes. So long as the Depositary, or its nominee, is the registered Holder and owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes for all purposes under the Indenture.

Section 2.05. Registration, Transfer and Exchange.

(a) Registrar; Register of Notes. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register of Notes (the register maintained in such office and in any other office or agency of the Company in a place of payment being herein sometimes collectively referred to as the “Register of Notes”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Trustee is hereby appointed “Registrar” for the purpose of registering the Notes and transfers of the Notes as herein provided. The Company may appoint one or more co-Registrars with respect to the Notes and the term “Registrar” includes any co-Registrar. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.8 of the Base Indenture or this Section 2.05. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(b) No Obligation of the Trustee. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any agent of the Company or the Trustee shall have any responsibility for the actions or omissions of the Depositary, or the accuracy of the books and records of the Depositary.

(c) Transfers of Notes and Interests in Notes.

(i) The Registrar shall not be required (i) to issue, authenticate, register the transfer of or exchange Notes for a period of 15 days before the mailing of a notice of redemption of such Notes to be redeemed or (ii) to register the transfer of or exchange of any Notes so selected for redemption in whole or in part.

(ii) All Notes issued upon any transfer or exchange of Notes shall be valid and binding obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Notes surrendered upon such transfer or exchange.

(iii) Notwithstanding any other provision of this Section 2.05, unless and until it is exchanged in whole or in part for Certificated Notes, the Global Notes may not be transferred except as a whole by the Depositary to a nominee of such Depositary, or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(iv) Ownership of interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected through, records maintained by the Depositary (with respect to Participants’ interests) and such Participants (with respect to the owners of beneficial interests in such Global Notes).

(d) Cancellation or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Certificated Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Certificated Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on the Schedule of Increases or Decreases to such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on the Schedule of Increases or Decreases to such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(e) Certificated Notes.

(i) If at any time the Depositary (A) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes and the Depositary fails to appoint a successor Depositary or (B) ceases to be a clearing agency registered under the Exchange Act, then the Company shall appoint a successor Depositary eligible under applicable law with respect to such Global Notes. If a successor Depositary eligible to be a clearing agency registered under the Exchange Act for such Global Notes is not appointed by the Company within 90 days after the date

Company receives such notice or becomes aware of the unwillingness, inability or ineligibility of the Depositary set forth in clauses (A) and (B) above, the Company will execute, and the Trustee, upon receipt of the Company’s order for the authentication and delivery of definitive Notes of such series and tenor (“Certificated Notes”), will authenticate and deliver such Certificated Notes, in any authorized denominations, in an aggregate principal amount equal to the principal amount of such Global Notes, in exchange for such Global Notes.

(ii) In addition, if either (A) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes or (B) there has occurred and is continuing a default or Event of Default with respect to the Notes and the Depositary requests Certificated Notes, then in either such case, the Company shall execute, and the Trustee, upon receipt of the Company’s order for the authentication and delivery of Certificated Notes, will authenticate and deliver, Certificated Notes in any authorized denominations, in an aggregate principal amount equal to the principal amount of the Global Notes, in exchange for such Global Notes.

(iii) Any time the Notes are to be authenticated and delivered in the form of Certificated Notes, the Company agrees to supply the Trustee with a reasonable supply of Certificated Notes without the legend required by Section 2.06(a) and the Trustee agrees to hold such Notes in safekeeping until authenticated and delivered pursuant to the terms of the Indenture.

(iv) The Depositary may surrender one or more Global Notes in exchange in whole or in part for Certificated Notes as provided herein on such terms as are acceptable to the Company and such Depositary. Thereupon, the Company shall execute, and the Trustee shall authenticate and deliver, without service charge,

(A) to the Person specified by such Depositary new Notes of the same series and tenor, of any authorized denominations as requested by such Person, in an aggregate principal amount equal to and in exchange for such Person’s beneficial interest in the Global Note; and

(B) to such Depositary a new Global Note in a denomination equal to the difference, if any, between the principal amount of the surrendered Global Note and the aggregate principal amount of Notes authenticated and delivered pursuant to clause (A) above.

(v) Notes issued in exchange for a Global Note pursuant to this Section 2.05 shall be registered in such names and in such authorized denominations as the Depositary for such Global Note, pursuant to instructions from its Participants or otherwise, shall instruct the Trustee or an agent of the Company or the Trustee. The Trustee or such agent shall deliver such Notes to or as directed by the Persons in whose names such Notes are so registered.

Section 2.06. Legends.

(a) Each Global Note shall bear a legend in substantially the following form:

THIS SECURITY IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED OR TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Section 2.07. Paying Agent; Custodian; Place of Payment. The Company initially appoints the Trustee to act as the Paying Agent with respect to the Notes. The Company may appoint one or more additional Paying Agents, and the term “Paying Agent” includes any additional Paying Agent. The Corporate Trust Offices of the Trustee shall be the initial Place of Payment. The office of any additional Paying Agent shall also be a Place of Payment.

Section 2.08. Subsidiary Guarantees.

(a) Unconditional Guarantee. Each Guarantor hereby fully and unconditionally guarantees (each such guarantee is referred to herein as a “Guarantee”), jointly and severally, as primary obligor and not merely as surety, to each Holder of the Notes and to the Trustee, the prompt payment when due (whether by acceleration or otherwise) at the place and in the manner provided in the terms of the Notes and in the Indenture of: (i) the principal of, premium, if any, interest, if any, and additional amounts required by the Notes, if any, on each of the Notes at the respective times provided in the terms of the Notes and in the Indenture in respect of the Notes, whether at maturity, by acceleration or otherwise and whether any such amounts are allowed or allowable in any bankruptcy or insolvency of the Company, (ii) interest on any overdue amounts specified in the terms of the Notes and in the Indenture in respect of the Notes, and (iii) all other amounts payable by the Company under the Indenture in respect of the Notes or under the Notes including, without limitation, amounts payable to the Trustee or the Holders under Section 6.6 and Article Five of the Base Indenture in respect of the Notes, all in accordance with the terms hereof and the terms of the Notes, subject, however, in the case of clauses (i), (ii) and (iii) above, to the limitations set forth in this Section 2.08. In case of any extension of time of payment or renewal of any Notes or of any such other payment obligations, each Guarantor hereby agrees to pay promptly such Notes in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. This is a guarantee of payment and not of collection. To the fullest extent permitted by applicable law, each Guarantor hereby agrees that its obligations hereunder shall be absolutely unconditional, irrespective of any lack of validity, regularity or enforceability of the Notes or the Indenture, any failure to enforce the same, any waiver or consent to the Company with respect thereto by any Holder or the Trustee, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. To the fullest extent permitted by applicable law, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and in this Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect to the fullest extent permitted by applicable law. To the fullest extent permitted by applicable law, each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five of the Base Indenture in respect of the Notes for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article Five of the Base Indenture in respect of the Notes, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

(b) Severability. In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c) Limitation of Guarantor’s Liability. Each Guarantor, and by its acceptance hereof each Holder of the Notes, hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders of the Notes and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

(d) Release of Guarantor. The Guarantee will, so long as no Event of Default shall have occurred and be continuing, be automatically and unconditionally released without any action on the part of the Trustee or the Holders of the Notes: (i) with respect to a Guarantor which no longer borrows or guarantees any amounts under (A) the Credit Agreement or (B) any credit agreement that replaces or refinances the Credit Agreement and under which the Company may borrow not less than $50.0 million; (ii) unless the Guarantor is the surviving entity, (A) upon any sale, lease or exchange of all or substantially all of the Guarantor’s assets to any Person not an affiliate of Company or (B) upon any sale, exchange or transfer, to any Person not an affiliate of the Company, of all of the Company’s direct and indirect interest in such Guarantor; (iii) upon the payment in full of the Notes; or (iv) discharge of the Notes pursuant to Section 10.1 of the Base Indenture. The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officers’ Certificate and Opinion of Counsel certifying as to the compliance with this Section 2.08(d).

(e) Waiver of Subrogation. To the fullest extent permitted by applicable law, until all the Notes and all other payment obligations of the Company hereunder or under any Notes are paid in full, each Guarantor hereby irrevocably waives any claims or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, or enforcement of such Guarantor’s obligations under the Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of the Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall, forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and that the waiver set forth in this Section 2.08(e) is knowingly made in contemplation of such benefits.

(f) Waiver of Stay, Extension or Usury Laws. Each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Indenture; and (to the extent that it may lawfully do so) each Guarantor hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

(g) Guarantor Consolidation, Merger, Conveyance, Transfer or Lease. A Guarantor may not directly or indirectly sell, lease or exchange all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving person), another Person, other than the Company or another Guarantor, unless immediately after giving effect to that transaction, no default or Event of Default exists and the person acquiring the property in any such sale or disposition or the person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor hereunder and under the Indenture pursuant to a supplemental indenture satisfactory to the Trustee or by operation of law.

(h) Additional Guarantors. If, after the Issue Date, (a) any Subsidiary of the Company shall become a guarantor under (1) the Credit Agreement or (2) any credit agreement that replaces or refinances the Credit Agreement and under which the Company may borrow not less than $50.0 million, or (b) if LeTourneau Technologies Drilling Systems, Inc. (“LDS”) is a guarantor of the Credit Agreement on or after February 29, 2012, then the Company shall promptly cause any such Subsidiary or LDS, as the case may be, to become a Guarantor (each such additional Guarantor, an “Additional Guarantor”) by causing such Additional Guarantor to execute and deliver a supplemental indenture to the Trustee in accordance with the provisions of Article 8 of the Base Indenture, which such supplemental indenture shall evidence the Guarantee of such Additional Guarantor under the Indenture in respect of the Notes. Notwithstanding anything to the contrary in the Indenture, in no event shall any of LeTourneau Technologies America, Inc., LeTourneau Technologies Brazil, Inc., LeTourneau Technologies International, Inc. and LeTourneau Technologies South America, Inc. be required to become a Guarantor under the Indenture in respect of the Notes. Any supplemental indenture entered into and delivered pursuant to this Section 2.08(h) shall provide such Additional Guarantor’s address for notice pursuant to Section 11.4 of the Base Indenture.

Section 2.09. Redemption.

(a) Optional Redemption. The Company may, at its option, redeem some or all of the Notes at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable redemption date:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii) the sum of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable Redemption Date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 0.50%.

The redemption price of Notes to be redeemed under this Section 2.09(a) will be calculated assuming a 360-day year consisting of twelve 30-day months. Notice of any redemption of Notes will be mailed by the Company, at least 30 days but not more than 60 days before the applicable redemption date, to each holder of the

Notes to be redeemed as provided in Section 11.6 of the Base Indenture. If the Company redeems less than all of the Notes, and the Notes are Global Notes, the Notes to be redeemed will be selected by the Depositary in accordance with its procedures. If the Notes to be redeemed are not Global Notes, the Trustee will select the particular Notes to be redeemed by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate and as otherwise provided in the Indenture.

Unless the Company defaults in the payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

(b) Special Acquisition Redemption. In the event that (i) the Company does not consummate the 41.1% Acquisition by the Acquisition Deadline Date or (ii) the IMM Purchase Agreement is terminated at any time prior to the Acquisition Deadline Date (in either case, a “Special Acquisition Redemption Trigger”), then the Company shall have the option to redeem the Notes, in whole but not in part, on the Special Acquisition Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the interest payment date immediately preceding the Special Acquisition Redemption Date (or, if no such interest payment date has passed, the Issue Date) to, but excluding, the Special Acquisition Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

If the Company elects to redeem the Notes pursuant to this Section 2.09(b), the Company will cause notice of such redemption to be mailed, with a copy to the Trustee, to each Holder at its registered address within five Business Days after the applicable Special Acquisition Redemption Trigger. If funds sufficient to pay the special acquisition redemption price of all Notes to be redeemed on the Special Acquisition Redemption Date are deposited with the Trustee on or before such Special Acquisition Redemption Date, plus accrued and unpaid interest, if any, to the Special Acquisition Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate (other than in respect of the right of Holders to receive the special acquisition redemption price, plus accrued and unpaid interest).

Section 2.10. Change of Control.

(a) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its redemption rights under Section 2.09, each Holder of the Notes shall have the right to require the Company to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s outstanding Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control Triggering Event and stating: (1) that the Change of Control Offer is being made pursuant to this Section 2.10 and that all Notes properly tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) if mailed prior to the date of the consummation of the Change of Control, that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment specified in the notice; (4) that any Security not tendered will continue to accrue interest; (5) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and (8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof. The Company shall comply with the requirements of Rule 14e–1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes in connection with a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.10 by virtue of such conflict. In the event that the Notes cease to be rated with an Investment Grade Rating by each of the Rating Agencies on any date during the Trigger Period, the Company shall request in writing from each Rating Agency (with a copy to the Trustee) the reason for such reduction and whether such reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Company shall promptly execute, and the Trustee shall promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder, a new Note equal in principal amount to any unpurchased portion of the Note surrendered by such Holder, if any; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 2.10 and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

Section 2.11. Sinking Fund. The Notes shall not have the benefit of a sinking fund.

Section 2.12. Methods of Receiving Payments on the Notes. If a Holder has given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date, the Company will make all payments on such Holder’s Notes in accordance with those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Paying Agent and Registrar for the Notes; provided, however, that the Company may, at its option, elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided, further, that with respect to Notes represented by Global Notes, the Company shall make payments of principal and interest by wire transfer of immediately available funds to the account specified by the Depositary.

Section 2.13. Consolidation, Merger, Conveyance, Transfer or Lease. The Company may not consolidate or merge with or into another Person, or directly or indirectly sell, lease or exchange all or substantially all of the assets of the Company to another Person, unless:

(a) the Company is the surviving entity or, if not, the successor entity formed by such consolidation or into which the Company is merged or which acquires or leases all or substantially all of the Company’s assets is organized and existing under the laws of any U.S. jurisdiction and expressly assumes the Company’s obligations with respect to the Notes and under the Indenture;

(b) no default or Event of Default exists or will occur immediately after giving effect to the transaction; and

(c) the Company has delivered to the Trustee the Officers’ Certificates and Opinions of Counsel required under the Indenture.

Section 2.14. Limitation on Liens.

(a) The Company shall not, and shall not permit any Consolidated Subsidiary to, incur any Debt secured by a Lien on any Principal Property or any shares of capital stock of any Consolidated Subsidiary (in each case, whether now owned or hereafter acquired) without making effective provision that the Notes shall be secured equally and ratably with (or prior to) such secured Debt, unless, after giving effect to incurrence of such Debt and any simultaneous permanent repayment of any secured Debt, the aggregate amount of all Debt secured by a Lien on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary, together with all Attributable Debt of the Company and its Consolidated Subsidiaries in respect of Sale and Lease-Back Transactions involving Principal Properties, would not exceed 10% of the Consolidated Total Assets of the Company and the Consolidated Subsidiaries. The aggregate amount of all secured Debt referred to in the preceding sentence shall exclude any then existing secured Debt that has been secured equally and ratably with the Notes.

(b) The restriction set forth in Section 2.14(a) shall not apply to, and there shall be excluded from all Debt so secured in any computation under the restriction in Section 2.14(a) or under the restriction in Section 2.15, Debt secured by:

(i) Liens on any property or shares of capital stock existing at the time of acquisition thereof; provided that (A) any such Lien was (1) in existence prior to the date of such acquisition, (2) was not incurred in anticipation thereof and (3) does not extend to any other property, and (B) the principal amount of Debt secured by each such Lien does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

(ii) Liens in favor of the Company or a Consolidated Subsidiary;

(iii) Liens in favor of governmental bodies to secure progress or advance payments pursuant to any contract or provision of any statute;

(iv) Liens created or incurred in connection with an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(v) Liens on property or shares of capital stock to secure all or part of the cost of acquiring (including, without limitation, acquisitions through merger or consolidation), substantially repairing or altering, constructing, developing or substantially improving the property, or to secure Debt incurred for any such purpose; provided that any such Lien relates solely to the property subject to the Lien and that the principal amount of Debt secured by each such Lien was incurred concurrently with, or within 18 months of, such acquisition (including, without limitation, acquisitions through merger or consolidation), repair, alteration, construction (or the commencement of commercial operation of such property, whichever is later), development or improvement and does not exceed the cost to the Company or such Consolidated Subsidiary of the property subject to the Lien, as determined in accordance with generally accepted accounting principles;

(vi) Liens on property or shares of capital stock of any corporation existing at the time such corporation becomes a Subsidiary;

(vii) Liens in favor of a governmental agency to qualify the Company or any Consolidated Subsidiary to do business, maintain self insurance or obtain other benefits, or Liens under workers’ compensation laws, unemployment insurance laws or similar legislation;

(viii) Liens imposed by law, such as laborers’ or other employees’, carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ Liens;

(ix) Liens arising out of judgments or awards against the Company or any Consolidated Subsidiary with respect to which the Company or such Consolidated Subsidiary at the time shall be prosecuting an appeal or proceedings for review;

(x) Liens for taxes, assessments, governmental charges or levies not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Consolidated Subsidiary, as the case may be; and

(xi) any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Lien referred to above; provided that such refinancing, refunding, extension, renewal or replacement Lien will be limited to the same property that secured the Lien so refinanced, refunded, extended, renewed or replaced and will not exceed the principal amount of Debt so secured at the time of such refinancing, refunding, extension, renewal or replacement and that such principal amount of Debt so secured shall continue to be included in the computation in the first paragraph of this covenant and under Section 2.15 to the extent so included at the time of such refinancing, refunding, extension, renewal or replacement.

For purposes of this Section 2.14, an “acquisition” of property (including real, personal or intangible property or shares of capital stock or Debt) shall include any transaction or series of transactions by which the Company or a Consolidated Subsidiary acquires, directly or indirectly, an interest, or an additional interest (to the extent thereof), in such property, including an acquisition through merger or consolidation with, or an acquisition of an interest in, a Person owning an interest in such property.

Section 2.15. Limitation on Sale and Lease-Back Transactions.

(a) The Company shall not, and shall not permit any of its Consolidated Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

(i) after giving effect thereto, the aggregate amount of all Attributable Debt of the Company and its Consolidated Subsidiaries with respect to Sale and Lease-Back Transactions involving Principal Properties plus the aggregate amount of Debt secured by Liens on any Principal Property or on any shares of capital stock of any Consolidated Subsidiary incurred without equally and ratably securing the Securities pursuant to Section 2.14 would not exceed 10% of the Consolidated Total Assets of the Company and the Consolidated Subsidiaries; or

(ii) within 360 days of such Sale and Lease-Back Transaction involving a Principal Property, the Company or such Consolidated Subsidiary applies to (A) the prepayment or retirement, and in either case, the permanent reduction, of Funded Debt of the Company or any Consolidated Subsidiary (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount); or (B) the purchase of other property that will constitute Principal Property, an amount not less than the greater of:

(1) the Net Proceeds of the Sale and Lease-Back Transaction; and

(2) the fair market value of the Principal Property so leased at the time of such transaction.

(b) The restriction set forth in Section 2.15(a) shall not apply to any Sale and Lease-Back Transaction, and there shall be excluded from Attributable Debt in any computation described in this Section 2.15 or in Section 2.14 with respect to any such transaction:

(i) pursuant to which the Company or a Consolidated Subsidiary would be permitted to create Funded Debt secured by a Lien pursuant to the exceptions listed in Section 2.14(b) on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction, without equally and ratably securing the notes;

(ii) solely between the Company and a Consolidated Subsidiary or solely between Consolidated Subsidiaries;

(iii) financed through an industrial revenue bond, industrial development bond, pollution control bond or similar financing arrangement between the Company or a Consolidated Subsidiary and any federal, state or municipal government or other governmental body or quasi-governmental agency;

(iv) in which the applicable lease is for a period, including renewal rights, of three years or less;

(v) as to which the effective date of any such arrangement or the purchaser’s commitment therefore is within 270 days prior or subsequent to the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later; or

(vi) in which the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

Section 2.16. Additional Events of Default.

Pursuant to Section 5.1(f) of the Base Indenture the following is an additional Event of Default:

a default by the Company or any Significant Subsidiary under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed of at least $10.0 million aggregate principal amount by the Company or any of its Significant Subsidiaries (or the payment of which is guaranteed by the Company or any of its Significant Subsidiaries), other than indebtedness owed to the Company or a Significant Subsidiary, whether such indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such indebtedness prior to the expiration of any grace period provided in such indebtedness; or

(b) results in the acceleration of such indebtedness prior to its maturity.

Section 2.17. Modification and Waiver. In addition to those matters set forth in the Indenture, the following modifications or amendments to the Indenture may not be made without the consent of each of the Holders of the Notes so affected:

(a) reduce the amount of principal payable upon acceleration of the maturity of the Notes;

(b) change the place or currency of payment of principal, or premium, if any, or interest on the Notes;

(c) reduce the percentage in aggregate principal amount of outstanding Notes, the consent of the Holders of which is required for any waiver provided for in the Indenture;

(d) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby;

(e) cause any Note to become subordinate in right of payment to any other Debt, except to the extent provided in the terms of such Note; or

(f) impair the right of any Holder of the Notes to require repurchase of the Notes on the terms provided in the Indenture.

Section 2.18. Defeasance. The Company may elect to have subsection (a) below, at the Company’s option and at any time, or subsection (b) below, at the

Company’s option and at any time, of this Supplemental Indenture applied to all Outstanding Notes upon compliance with the conditions set forth below in this Section 2.18.

(a) Upon the Company’s exercise of its option under this Section 2.18(a) with respect to the Outstanding Notes, the Company shall be deemed to have been discharged from its obligations with respect to all Outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes, and the Indenture shall cease to be of further effect as to all the Outstanding Notes, except as to be deemed to be Outstanding only for the purposes of the Sections of the Indenture referred to in (i), (ii), (iii) and (iv) below, and the Company shall be deemed to have satisfied all other of its obligations under the Outstanding Notes and the Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following which shall survive until otherwise terminated or discharged hereunder: (i) Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest on, the Notes from the funds deposited for that purpose; (ii) the Company’s obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes; (iii) the Trustee will retain its rights, powers, duties, and immunities, and the Company will retain its obligations in connection therewith; and (iv) other Legal Defeasance provisions of the Indenture will remain in effect. Subject to compliance with this Section 2.18, the Company may exercise its option under this Section 2.18 notwithstanding the prior exercise of its option under Section 2.18(b) hereof with respect to the Notes.

(b) Upon the Company’s exercise of its option under this Section 2.18(b), the Company shall be released from its obligations under Sections 2.10, 2.14 and 2.15 hereunder with respect to all Outstanding Notes, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Outstanding Notes shall thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) of the Notes in connection with such covenants, but shall continue to be deemed Outstanding for all other purposes hereunder and under the Indenture. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes , the Company shall not need to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant with respect to such Notes, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 5.1 of the Base Indenture or hereunder with respect to such Notes, but, except as specified above, the remainder of the Indenture and the Notes shall be unaffected thereby.

(c) The following shall be the conditions to the application of either Section 2.18(a) or 2.18(b) hereof to any Notes to be defeased:

(i) (A) The Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes as to which Legal Defeasance or Covenant Defeasance will occur, U.S. legal tender, U.S. Government Obligations, a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, expressed in a written certification thereof to the Trustee, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of such Notes must have a valid, perfected, exclusive security interest in such trust; (B) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that: (1) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (2) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (C) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (D) no Event of Default with respect to such Notes shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (E) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (F) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of hindering, delaying or defrauding any other creditors of the Company; and (G) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the conditions precedent provided for in, in the case of the Officers’ Certificate, (A) through (F) and, in the case of the Opinion of Counsel, clauses (A) (with respect to the validity and perfection of the security interest), (B), (C) and (E) of this paragraph have been complied with and the Company shall have delivered to the Trustee an Opinion of Counsel (which may contain customary qualifications and exceptions, including, without limitation, an assumption that there has been no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and an assumption that no Holder of such Notes is an “insider” of the Company under applicable Federal bankruptcy law), after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable Federal bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and the creation of the defeasance trust does not violate the Investment Company Act of 1940. The defeasance will be effective on the earlier of (i) the 91st day after the date of deposit, and (ii) the day on which all the conditions above have been satisfied.

(ii) If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes to be so defeased when due, then the obligations of the Company under the Indenture with respect to the Notes will be revived and no such defeasance will be deemed to have occurred.

(d) Subject to Section 2.18(e), all cash and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 2.18(d)), the Paying Agent pursuant to Section 2.18(c) in respect of any Notes to be defeased shall be held in trust and applied by the Paying Agent, in accordance with the provisions of such Notes and the Indenture, to the payment, either directly or through any other Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law. The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 2.18(c) or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of such Notes.

(e) Anything in this Section 2.18 to the contrary notwithstanding, the Trustee or the Paying Agent shall deliver or pay to the Company from time to time upon the request of the Company any cash or U.S. Government Obligations held by it as provided in Section 2.18(c) which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be an opinion delivered under Section 2.18(c)(i) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

(f) If the Trustee or Paying Agent is unable to apply any cash or U.S. Government Obligations in accordance with Section 2.18(a) or (b), as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Indenture with respect to such Notes affected and such Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 2.18(a) or (b) until such time as the Trustee or Paying Agent is permitted to apply such money in accordance with Section 2.18(a) and (b) hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any such Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash or U.S. Government Obligations held by the Trustee or Paying Agent.

Section 2.19. Original Issue Discount. Section 3.7 of the Base Indenture shall not apply to the Notes.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Recitals By Company and Guarantors. The recitals in this Supplemental Indenture are made by the Company and the Guarantors only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes, the Guarantees and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3.02. Application to Notes Only. Each and every term and condition contained in this Supplemental Indenture that modifies, amends or supplements the terms and conditions of the Base Indenture shall apply only to the Notes and Guarantees established hereby and not to any future Series of Securities established under the Base Indenture.

Section 3.03. Benefits. Nothing contained in the Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company and the Trustee any right or interest to avail itself of any benefit under any provision of the Indenture, the Notes or the Guarantees.

Section 3.04. Effective Date. This Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 3.05. Ratification. As supplemented hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof remain in full force and effect.

Section 3.06. Counterparts. This Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 3.07. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

JOY GLOBAL INC., a Delaware corporation

By:	/s/ Michael S. Olsen
Name:	Michael S. Olsen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

JOY TECHNOLOGIES INC., a Delaware corporation

By:	/s/ Michael S. Olsen
Name:	Michael S. Olsen
Title:	Vice President

P&H MINING EQUIPMENT INC., a Delaware corporation

By:	/s/ Michael S. Olsen
Name:	Michael S. Olsen
Title:	Vice President

N.E.S. INVESTMENT CO., a Delaware corporation

By:	/s/ Michael S. Olsen
Name:	Michael S. Olsen
Title:	Vice President

[4th Supplemental Indenture]

CONTINENTAL CRUSHING & CONVEYING INC., a Delaware corporation

By:	/s/ Michael S. Olsen
Name:	Michael S. Olsen
Title:	Vice President

LETOURNEAU TECHNOLOGIES, INC., a Texas corporation

By:	/s/ Michael S. Olsen
Name:	Michael S. Olsen
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

[4th Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

[Global Note Legend]

THIS SECURITY IS A SECURITY IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED OR TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

JOY GLOBAL INC.

5.125% SENIOR NOTE DUE 2021

Principal Amount $_______________

CUSIP ____________

ISIN ___________

No. __

JOY GLOBAL INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assignees, the principal sum of ______________ Dollars ($__________)], as may be revised from time to time by the Schedule of Increases and Decreases attached hereto,]1

[1]	Include if Note is a Global Note.

on October 15, 2021, and to pay interest thereon from October 12, 2011, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 of each year, commencing April 15, 2012, at the rate of 5.125% per annum, until the principal hereof becomes due and payable, and at such rate on any overdue principal and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this 5.125% Senior Note Due 2021 (this “Note,” and all of the Notes collectively referred to herein as the “Notes”) (or one or more predecessor debt securities) is registered at the close of business on the regular record date for such interest, which shall be the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such interest payment date. Any such interest not punctually paid or duly provided for on any interest payment date shall forthwith cease to be payable to the registered Holder on such regular record date by virtue of his having been such Holder, and may either be paid to the Person in whose name this Note (or one or more predecessor debt securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days and not less than 10 days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of them.

Payments of interest will be made by wire transfer of immediately available funds. Principal and any premium and interest payable at maturity will be paid in immediately available funds upon surrender of such Note at the office of a Paying Agent or at such other office or agency as the Company may designate; provided, however, that the Company may, at its option, elect to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders; provided, further, that with respect to Notes represented by Global Notes, the Company shall make payments of principal and interest by wire transfer of immediately available funds to the account specified by the Depositary.

Unless the certificate of authentication herein has been duly executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of securities of the Company (the “Securities” and each, a “Security”) issued under an indenture dated as of November 10, 2006 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture) as amended, modified and supplemented by a supplemental indenture dated as of October 12, 2011 (the “Supplemental Indenture” and the Base Indenture, as amended, modified and supplemented by the Supplemental Indenture, the “Indenture”), among the Company, the Guarantors named therein and the Trustee, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof limited in aggregate principal amount to $500,000,000, except that the Company may, without the consent of the Holders, “reopen” the series and issue additional Notes that have the same ranking, interest rate, maturity date and other terms as this Note, other than with respect to the date of issuance, the issue price and, in some cases, the first interest payment date.

The payment by the Company of the principal of, and premium, if any, and interest on, the Notes is fully and unconditionally guaranteed on a joint and several basis by each Guarantor to the extent set forth in the Indenture.

The Company may, at its option, redeem some or all of the Notes at any time and from time to time at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the applicable redemption date: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the applicable redemption date), discounted to the applicable Redemption Date on a semi-annual basis at a rate equal to the sum of the Treasury Rate plus 0.50%. The redemption prices of Notes to be redeemed will be calculated assuming a 360-day year consisting of twelve 30-day months. If the Company redeems less than all of the Notes, and the Notes are Global Notes, the Notes to be redeemed will be selected by DTC in accordance with DTC’s procedures. If the Notes to be redeemed are not Global Notes, the Trustee will select the particular Notes to be redeemed by lot, on a pro rata basis or by another method the Trustee deems fair and appropriate and as otherwise provided in the Indenture.

Holders of Notes to be redeemed will receive notice thereof at least 30 and not more than 60 days prior to the applicable redemption date.

For the purposes of determining the redemption price, “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for the

Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. “Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes. “Independent Investment Banker” means one of the Reference Treasury Dealers selected by the Company. “Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or (2) if the Independent Investment Banker obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received. “Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and one other nationally recognized investment banking firm that is a Primary Treasury Dealer to be selected by the Company, and their respective successors (a “Primary Treasury Dealer”), unless any of them ceases to be a primary U.S. Government securities dealer in the United States, in which case the Company will substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such redemption date.

In the event that (i) the Company does not consummate the 41.1% Acquisition by the Acquisition Deadline Date or (ii) the IMM Purchase Agreement is terminated at any time prior to the Acquisition Deadline Date (in either case, a “Special Acquisition Redemption Trigger”), then the Company shall have the option to redeem the Notes, in whole but not in part, on the Special Acquisition Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest from the interest payment date immediately preceding the Special Acquisition Redemption Date (or, if no such interest payment date has passed, the Issue Date) to, but excluding, the Special Acquisition Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If the Company elects to redeem the Notes as described in the immediately preceding paragraph, the Company will cause the notice of such redemption to be mailed, with a copy to the Trustee, to each Holder at its registered address within five Business Days after the applicable Special Acquisition Redemption Trigger. If funds sufficient to pay the special acquisition redemption price of all Notes to be redeemed on the Special Acquisition Redemption Date are deposited with the Trustee on or before such Special Acquisition Redemption Date, plus accrued and unpaid interest, if any, to the Special Acquisition Redemption Date, the Notes will cease to bear interest and all rights under the Notes shall terminate (other than in respect of the right of Holders to receive the special acquisition redemption price, plus accrued and unpaid interest).

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its redemption rights as set forth above, each Holder of the Notes will have the right to require the Company to make an offer to each Holder to repurchase all or any part of each Holder’s Notes pursuant to a Change of Control Offer at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. Additional terms and conditions relating to Change of Control Offers are set forth in the Indenture.

The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision.

The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Consolidated Subsidiaries to consolidate, merge or sell, lease or exchange all or substantially all of their assets, to incur Debt secured by a Lien or to enter into Sale and Lease-Back Transactions, in each case in the manner and to the extent as set forth in the Indenture.

If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture without the consent of the Holders for limited purposes specified in the Indenture. With the consent of the Holders of greater than 50% in aggregate principal amount of the Outstanding Securities of each series affected by such supplemental indenture, the Company and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing the provisions of the Indenture or any supplement thereto or of modifying in any manner the rights of the Holders of the Securities of each series under the Indenture; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Security of the applicable series affected thereby: (a) extend the final maturity of any Security; (b) reduce the principal amount of any Security or any premium thereon, reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof; (c) impair or affect the right of any Securityholder to institute suit for payment of any Security or, if the Securities provide therefor, any right of repayment at the option of the Securityholder without the consent of the Holder of each Security so affected; (d) reduce the amount of principal payable upon acceleration of the maturity; (e) change the place or currency of payment of principal, or premium, if any, or interest; (f) reduce the percentage in aggregate principal amount of such series of Outstanding Securities, the consent of the Holders of which is required for any amendment or waiver provided for in the Indenture; (g) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Outstanding Note of the series affected thereby; (h) cause any such Note to become subordinate in right of payment to any other Debt, except to the extent provided in the terms of such Note; or (i) impair such Holder’s right to require repurchase or conversion of the Notes on the terms provided therein.

The Holders of greater than 50% in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past default or Event of Default under the Indenture in respect of the Notes and its consequences except a default in the payment of principal of or interest on the Notes.

Holders of Notes may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable in registered form without coupons in minimum denominations of U.S.$2,000 and any integral multiple of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes that are of other authorized denominations.

Notes to be exchanged shall be surrendered at any office or agency maintained by the Company for such purpose, and the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor the Notes which the Holder making the exchange shall be entitled to receive. Upon due presentment for registration of transfer of any Note at any such office or agency, the Company shall execute and register and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note for an equal aggregate amount. Registration or registration of transfer of any Note by the Registrar (initially Wells Fargo Bank, National Association) in the registry books maintained by such Registrar, and delivery of such Note, duly authenticated, shall be deemed to complete the registration or registration of transfer of such Note.

No service charge shall be made for any exchange or registration of transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name a Note is registered as the owner for all purposes whether or not such Note be overdue and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

[This Note is in the form of a Global Note as provided in the Indenture. If at any time the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for this Note or if at any time the Depositary for this Note shall no longer be eligible or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation, the Company shall appoint a successor Depositary with respect to this Note. If a successor Depositary for this Note is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such ineligibility, the Company will issue Notes in definitive form in exchange for this Global Note representing Notes in an aggregate principal amount equal to the principal amount of this Global Note.]2

No recourse under or upon any obligation, covenant or agreement contained in the Indenture, in any Note, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders thereof and as part of the consideration for the issue of the Notes.

The Notes are subject to defeasance at the option of the Company as provided in the Indenture.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

[2]	Include if the Note is a Global Note.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: October 12, 2011

Joy Global Inc.

By:
Name:
Title:

Attest:

By:
Name:
Title:

[Global Notes]

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: October 12, 2011

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, As Trustee

By:
Authorized Officer

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT-	Custodian
TEN ENT JT TEN	— —	as tenants by the entireties as joint tenants with right of survivorship and not as tenants in common		(Cust) (Minor) under Uniform Gifts to Minors Act (State)

Additional abbreviations may also be used although not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING

POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing                                      attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

Signature

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 2.10 of the Supplemental Indenture, check the box below:

☐ Section 2.10

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 2.10 of the Supplemental Indenture, state the amount you elect to have purchased:

$

Date:                Your Signature:

                                                             (Sign exactly as your name appears on the face of this Note)

Tax Identification No:

SCHEDULE OF INCREASES AND DECREASES3

The following increases and decreases to this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Note Custodian

[3]	Include if Note is a Global Note.

A-12